CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust II and to the use of our report dated January 28, 2019 on the financial statements and financial highlights of Dynamic International Opportunity Fund and Dynamic U.S. Opportunity Fund, each a series of shares of beneficial interest in Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the November 30, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 27, 2019